BIOPURE                                           Contact:   Douglas Sayles
                                                             Biopure Corporation
                                                             (617) 234-6826
                                                             IR@biopure.com

FOR IMMEDIATE RELEASE



                  BIOPURE UPDATES HEMOPURE(R) REGULATORY STATUS
                             FOLLOWING FDA MEETING



CAMBRIDGE, Mass., January 8, 2004 - Biopure Corporation (NASDAQ: BPUR) reported that, on January 6, 2004, the company and the U.S. Food and Drug Administration
(FDA) met at Biopure's request to discuss its reply to the FDA complete response letter regarding the company's biologics license application (BLA) for Hemopure(R) [hemoglobin glutamer - 250 (bovine)] and to discuss the company's clinical development plan. The company has submitted the BLA for FDA approval to market the product in the United States for the treatment of acutely anemic orthopedic surgery patients and the elimination or reduction of allogeneic red blood cell transfusions in these patients.

During the meeting the FDA expressed concerns about the current BLA based on safety and efficacy questions, beyond those cited in the complete response letter, arising from the Phase III orthopedic surgery trial. The Agency agreed to a continuing dialogue on these and other aspects of the BLA through meetings in advance of the company's planned reply to the complete response letter. Biopure continues to believe Hemopure is both safe and effective for the indication described in the BLA.

The FDA asked Biopure to provide, for its evaluation of the BLA, the results of three previously requested preclinical studies. The FDA said that these studies are also a prerequisite for further U.S. clinical trials. Biopure has already submitted the protocols for these preclinical studies, and the Agency agreed to review them promptly. The studies are designed to assess the product's effect on tissue perfusion, tissue oxygenation and volume hemodynamics (colloidal effect) at high dosages (up to 70 percent blood replacement) in conscious swine. The company believes it can complete these animal studies within approximately six months after the FDA and the company agree on the protocols.

Following its review of these preclinical studies and Biopure's responses to the issues raised by the FDA in its complete response letter and during the January 6th meeting, the FDA will determine whether additional human clinical trials are required.

Biopure Corporation
Biopure Corporation, headquartered in Cambridge, Mass., develops, manufacturers and markets oxygen therapeutics, a new class of pharmaceuticals that are intravenously administered to deliver oxygen to the body's tissues. Hemopure(R) [hemoglobin glutamer - 250 (bovine)], or HBOC-201, is an investigational product in North America and Europe and is approved in South Africa for the treatment of acutely anemic surgical patients and for the elimination, delay or reduction of red blood cell transfusions in these patients. In July 2003, the U.S. Food and Drug Administration (FDA) sent Biopure a complete response letter regarding the company's biologics license application to market Hemopure in the United States for a similar indication in orthopedic surgery patients. Biopure is currently preparing a comprehensive written response to the FDA's questions. Oxyglobin(R) [hemoglobin glutamer - 200 (bovine)], or HBOC-301, is the only product of its kind approved by the FDA and the European Commission for the treatment of anemia in dogs.

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Statements in this press release that are not strictly historical may be forward-looking statements. There can be no assurance that Biopure Corporation will be able to commercially develop its oxygen therapeutic products, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any clinical trials will be successful, or that any approved product will find market acceptance and be sold in the quantities anticipated. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environment. These risks include, without limitation, the company's stage of product development, history of operating losses and accumulated deficits, and uncertainties and possible delays related to clinical trials, regulatory approvals, possible healthcare reform, manufacturing capacity, marketing, market acceptance, competition and the availability of sufficient financing to support operations. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of Biopure's operations and financial condition, and specific factors that could cause the company's actual performance to differ from current expectations, can be found on the company's Web site at www.biopure.com/corporate/legal/home_legal.htm and in the company's filings with the U.S. Securities and Exchange Commission, which can be accessed in the EDGAR database at the SEC Web site, www.sec.gov, or through the Investor section of Biopure's Web site, www.biopure.com.

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